Vanguard Developed Markets Index Fund

Supplement to the Prospectus and Summary Prospectus

Dated April 8, 2016

New Target Index

Effective immediately, Vanguard Developed Markets Index
Fund has begun tracking its new target index, the FTSE
Developed All Cap ex US Index, as previously approved by the Fund's board of trustees. The board believes that the new index will result in a more comprehensive representation of the Fund's market segment due to the addition of small-capitalization equity securities and Canadian equities.

Prospectus and Summary Prospectus Text Changes

The paragraph under "Principal Investment Strategies" is replaced with the following:

The Fund employs an indexing investment approach designed to track the performance of the FTSE Developed All Cap ex US Index, a marketcapitalization-weighted index that is made up of approximately 3,700 common stocks of large-, mid-, and small-cap companies located in Canada and the major markets of Europe and the Pacific region. The Fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weighting in the Index.

The following is removed under "Principal Risks":

- Index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Fund?s target index.

(over, please)

Prospectus Text Changes

The following replaces the first sentence under "Market Exposure" in the More on the Fund section:

The Fund invests all, or substantially all, of its assets in the stocks included in the FTSE Developed All Cap ex US Index.

Within the same section, the first paragraph under "Security
Selection" is replaced with the following:

The Fund uses the replication method of indexing, meaning that the Fund generally holds the same stocks as those in its target index and in approximately the same proportions.

Within the same section, the following is removed:

[Flag] The Fund is subject to index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Fund?s target index.

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is made to ensure that all information given in this publication is
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not provide investment advice and nothing in this document should be taken as constituting financial or investment advice. The London Stock Exchange Group companies make no representation regarding the advisability of investing in any asset. A decision to invest in any such asset should not be made in reliance on any information herein. Indexes cannot be invested in directly. Inclusion of an asset in an index is not a recommendation to buy, sell or hold that asset. The general information
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(C) 2016 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 1397B 062016